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                                                                   EXHIBIT 23.2

The Board of Directors
DSL Group Limited:

We consent to the incorporation by reference in the registration statements (No 333-8533 and No 333-38765) on Form S-3 and registration statement
(No 333-38759) on Form S-4 of Armor Holdings, Inc of our report dated 15 April 1997, with respect to the consolidated balance sheet of DSL Group Limited and subsidiaries as of 31 December 1996 and the related consolidated profit and loss account and consolidated cash flow statement from 3 June 1996 to 31 December 1996, which report appears in this Annual Report on Form 10-K of Armor Holdings, Inc filed on 27 March 1998.

/s/ KPMG

KPMG
London, England
27 March 1998